Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Fourth Quarter and Fiscal Year 2016 Financial Results

$0.44 Per Share Net Increase in Net Assets During the Fourth Quarter and Record Level of Investment Activity Results In 38% Investment Portfolio Growth During the Fiscal Year

Declares First Quarter 2017 Distribution of $0.36 Per Share

Menlo Park, Calif., March 13, 2017 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or "TPVG"), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the fourth quarter of 2016.  TPVG also declared a first quarter 2017 distribution of $0.36 per share.

Fourth Quarter 2016 Highlights:

•	Funded $64.5 million in new investments with a 13.6% weighted average yield at origination, with approximately 79% of investment funding occurring during the last two weeks of December.
•	$127.5 million of signed term sheets; closed $92.9 million of new debt commitments to venture growth stage companies.
•	Total investment portfolio at fair value increased 21% during the quarter to $374.3 million.
•	Achieved targeted leverage range of 0.60x – 0.80x, ending the year with a 0.78x leverage ratio.
•

Net increase in net assets resulting from operations of $6.9 million, or $0.44 per share, consisting of net investment income of $4.8 million, or $0.30 per share, and net realized and unrealized investment gains of $2.1 million, or $0.13 per share.

•	No prepayments during the quarter; 13.7% weighted average annualized portfolio yield on debt investments for the fourth quarter.
•	Net asset value per share increased by $0.07 to $13.51 as of December 31, 2016.
•	Subsequent to the end of the quarter, TPVG received prepayments from two customers resulting in approximately $2.8 million of accelerated interest income.

Fiscal Year 2016 Highlights:

•	$324.5 million of signed term sheets; closed $287.0 million of additional debt and equity commitments.
•	Funded $158.5 million of new investments and received prepayments totaling $41.1 million of principal balance.
•	Grew total investment portfolio at fair value by $102.6 million, or 38%.
•	Three portfolio company exits resulted in $1.2 million of realized warrant and equity gains.
•	Seven portfolio companies raised follow on equity rounds, raising more than $520 million of equity capital.
•	14.4% weighted average annualized portfolio yield on debt investments.
•	Paid $23.2 million of distributions, or $1.44 per share.
•	Pursuant to the Company’s $25 million share buy-back program, the Company repurchased 485,986 shares during fiscal year 2016, representing $5.4 million including commissions.

“We are pleased with our strong finish to 2016, which reflects the ability of TriplePoint’s global platform to source attractive investment opportunities that meet our highly selective underwriting criteria,” said Jim Labe, chairman and chief executive officer of TPVG.  “As a result of our record level of investment activity during the fourth quarter, we achieved our target leverage ratio, which we expect to give us earnings momentum heading into 2017.”

Exhibit 99.1

“TriplePoint’s reputation, track record and unique approach to lending attract leading venture growth stage companies seeking a financial partner to continue their success,” said Sajal Srivastava, president and chief investment officer of the Company. “We see the opportunity in 2017 to capitalize on the robust demand for capital from these rapidly growing companies with disruptive technologies that drive deep value creation.”

Portfolio and Investment Activity

During the fourth quarter of 2016, the Company entered into $92.9 million of new commitments, funded ten loans and one equipment financing totaling $64.5 million in principal balance, and acquired warrants valued at $0.7 million.  The new debt investments funded during the quarter had a 13.6% weighted average annualized portfolio yield at origination.  The Company had no prepayments during the quarter, resulting in a weighted average annualized portfolio yield on debt investments for the fourth quarter of 13.7%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.1

As of December 31, 2016, the Company had 99 investments in 33 companies, and the total cost and fair value of these investments were $370.1 million and $374.3 million, respectively.  Total portfolio investment activity for the three months and years ended December 31, 2016 and 2015 was as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015
Beginning portfolio at fair value	$ 308,857	$ 262,130	$ 271,717	$ 257,971
New debt investments	61,839	30,233	153,771	98,934
Scheduled principal payments and sale proceeds received from investments	(2,306)	(1,823)	(9,966)	(16,223)
Early principal payments	—	(16,506)	(41,115)	(73,387)
Accretion of debt investment fees	1,537	3,036	6,358	8,249
New warrants	705	267	2,382	1,453
New equity investments	—	—	196	750
Payment-in-kind coupon	1,572	409	2,856	409
Net realized gains (losses) on investments	187	—	(20,719)	(317)
Net unrealized gains (losses) on investments	1,920	(6,029)	8,831	(6,122)
Ending portfolio at fair value	$ 374,311	$ 271,717	$ 374,311	$ 271,717

Signed Term Sheets

During the fourth quarter of 2016, TriplePoint Capital LLC (“TPC”) entered into $127.5 million of non-binding term sheets to venture growth stage companies.  All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation, and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

[1]

The Company’s weighted average annualized portfolio yield on debt investments may be higher than an investor’s yield on an investment in shares of its common stock. The weighted average annualized portfolio yield on debt investments does not reflect operating expenses that may be incurred by the Company. In addition, the Company’s weighted average annualized portfolio yield on debt investments disclosed above does not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of its common stock.

Exhibit 99.1

Debt Investment Commitments

As of December 31, 2016, the Company’s unfunded commitments totaled $117.4 million of which $60.0 million is dependent upon customers reaching certain milestones.  Of the $117.4 million of unfunded commitments, $102.4 million will expire during 2017, $10.0 million will expire during 2018 and $5.0 million will expire during 2019 if not drawn prior to expiration.  Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

Results of Operations

For the fourth quarter of 2016, the Company’s total investment and other income was $10.6 million as compared to $11.4 million for the fourth quarter of 2015, representing a weighted average annualized portfolio yield on its debt investments of 13.7% during the fourth quarter of 2016 as compared to 17.9% for the fourth quarter of 2015.  The Company had no investment and other income from prepayments for the fourth quarter of 2016, as compared to $1.6 million for the fourth quarter of 2015.  Excluding the benefit of prepayments, the Company’s weighted average annualized portfolio yield on its debt investments was 13.7% during the fourth quarter of 2016 as compared to 15.4% for the fourth quarter of 2015.  For the year ended December 31, 2016, the Company’s total investment and other income was $43.6 million, representing a weighted average annualized portfolio yield on its debt investments of 14.4% as compared to $42.1 million and a weighted average annualized portfolio yield on its debt investments of 17.0% for the year ended December 31, 2015.  The Company had $2.0 million of investment and other income from prepayments for the year ended December 31, 2016, as compared to $3.7 million for the year ended December 31, 2015.  Excluding the benefit of prepayments, the Company’s weighted average annualized portfolio yield on its debt investments of 13.7% for the year ended December 31, 2016, as compared to 15.4% for the year ended December 31, 2015.

Operating expenses for the fourth quarter of 2016 were $5.8 million as compared to $5.4 million for the fourth quarter of 2015.  Operating expenses for the fourth quarter of 2016 consisted of $2.1 million of interest expense and amortization of deferred credit facility costs, $1.4 million of base management fees, $1.2 million of income incentive fees, $0.4 million of administration agreement expenses and $0.7 million of general and administrative expenses.  The Company’s operating expenses were $20.6 million and $20.1 million for the years ended December 31, 2016 and 2015, respectively.

For the fourth quarter of 2016, the Company recorded net investment income and core net investment income1 of $4.8 million, or $0.30 per share, as compared to $6.0 million, or $0.36 per share, of net investment income and $5.8 million, or $0.35 per share, of core net investment income for the fourth quarter of 2015. The Company’s net investment income and core net investment income were both $23.0 million, or $1.42 per share, during the year ended December 31, 2016.  This compares to $22.0 million, or $1.46 per share, of net investment income and $21.7 million, or $1.44 per share, of core net investment income during the year ended December 31, 2015.

For the fourth quarter of 2016, the Company recorded net realized and unrealized gains of $2.1 million, or $0.13 per share, as compared to net realized and unrealized losses of $6.0 million, or $(0.36) per share, for the fourth quarter of 2015. The Company’s net realized and unrealized losses were $11.8 million, or $(0.73) per share, during the year ended December 31, 2016.  This compares to net realized and unrealized losses of $6.4 million, or $(0.43) per share, during the year ended December 31, 2015.

The Company’s net increase in net assets resulting from operations for the fourth quarter of 2016 was approximately $6.9 million, or $0.44 per share, as compared to a net increase of $19.0 thousand, or $0.00 per share, for the fourth quarter of

[1]

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding the Company’s capital gains incentive fee. A reconciliation of net investment income to core net investment income is provided at the end of this press release.

Exhibit 99.1

2015.  For the year ended December 31, 2016, the Company’s net increase in net assets resulting from operations was approximately $11.1 million, or $0.69 per share, as compared to $15.5 million, or $1.03 per share, for the year ended December 31, 2015.

Credit Quality

The Company maintains a credit watch list with borrowers placed into one of five categories, where Clear, or 1, is the highest rating and all new loans are initially assigned a rating of White, or 2.  As of December 31, 2016, the weighted average investment ranking of the Company’s debt investment portfolio was 1.85, as compared to 2.05 at the end of the prior quarter. Additional information regarding our credit rating methodology is detailed in our Form 10-K for the year ended December 31, 2016.

The following table shows the credit rankings for the Company’s debt investments at fair value as of December 31, 2016 and as of September 30, 2016.

	As of December 31, 2016			As of September 30, 2016
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies
Clear (1)	$ 129,878	36.1%	4	$ 61,437	21.0%	3
White (2)	166,908	46.4	11	170,279	58.2	10
Yellow (3)	51,014	14.2	2	46,264	15.8	2
Orange (4)	12,207	3.3	2	14,585	5.0	2
Red (5)	—	—	—	—	—	—
	$ 360,007	100.0%	19	$ 292,565	100.0%	17

Net Asset Value

As of December 31, 2016, the Company’s net assets were $215.9 million, or $13.51 per share, compared to $214.4 million, or $13.44 per share, as of September 30, 2016.

Share Repurchase Program

As part of the Company’s $25 million share repurchase program approved in October 2015 and extended to October 2017, during fiscal year 2016, 485,986 shares were repurchased at a weighted average price of $11.06, including commissions, with a total cost of approximately $5.4 million, bringing total repurchases to 952,206 shares, representing $10.9 million including commissions.

Liquidity and Capital Resources

As of December 31, 2016, the Company had total cash of $15.5 million, with available capacity of $85.0 million under its revolving credit facility.  As of December 31, 2016, the Company had short term investments of $39.9 million in fair value, consisting of U.S. Treasury bills that the Company sold on January 4, 2017.

Distribution

The Company’s board of directors declared a quarterly distribution of $0.36 per share for the first quarter of 2017 payable on April 17, 2017, to stockholders of record as of March 31, 2017.

Subsequent Events

Since December 31, 2016:

•	The Company closed $22.0 million of additional debt commitments.
•	The Company funded $9.0 million in new investments.

Exhibit 99.1

•	TPC’s direct originations platform entered into $38.8 million of additional non-binding signed term sheets with venture growth stage companies.
•	The Company received prepayments from two customers totaling $35.0 million of outstanding principal balance.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, March 13, 2017, to discuss its financial results for the quarter and year ended December 31, 2016.  To listen to the call, investors and analysts should dial 1 (866) 652-5200 (domestic) or 1 (412) 317-6060 (international) and ask to join the TriplePoint Venture Growth call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through April 13, 2017, by dialing 1 (877) 344-7529 or 1 (412) 317-0088 (international) and entering conference ID 10102310. The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com.  An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

Exhibit 99.1

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except share data)

	December 31, 2016	December 31, 2015
Assets
Investments at fair value (amortized cost of $370,116 and $276,352, respectively)	$ 374,311	$ 271,717
Short-term investments at fair value (cost of $39,990 and $69,998, respectively)	39,990	69,995
Cash	7,776	32,451
Restricted cash	7,702	6,028
Deferred credit facility costs and other assets	4,443	2,132
Total Assets	434,222	382,323

Liabilities
Revolving credit facility payable	115,000	18,000
2020 Notes, net	53,288	52,910
Payable for U.S. Treasury bill assets	39,990	69,998
Other payables, accrued expenses, and liabilities	10,081	9,769
Total Liabilities	218,359	150,677

Net Assets	$ 215,863	$ 231,646

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and December 31, 2015)	$ —	$ —
Common stock, par value $0.01 per share (450,000,000 shares authorized; 15,980,768 and 16,302,036 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively)	160	163
Paid-in capital in excess of par value	231,518	235,205
Net investment income	57,778	34,767
Accumulated net realized losses on investments	(21,035)	(317)
Accumulated net unrealized gains (losses) on investments	4,195	(4,638)
Distributions	(56,753)	(33,534)
Net Assets	$ 215,863	$ 231,646

Net Asset Value per Share	$ 13.51	$ 14.21

Exhibit 99.1

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Investment Income
Interest income from investments	$10,553	$11,072	$41,767	$39,904
Other income	96	355	1,868	2,182
Total Investment and Other income	10,649	11,427	43,635	42,086

Operating Expenses
Base management fee	1,449	1,375	5,525	5,428
Income incentive fee	1,207	1,453	2,775	4,360
Capital gains incentive fee	—	(215)	—	(296)
Interest expense and amortization of fees	2,126	1,791	7,859	6,285
Administration agreement expenses	362	323	1,552	1,517
General and administrative expenses	675	652	2,913	2,833
Total Operating Expenses	5,819	5,379	20,624	20,127

Net Investment Income	4,830	6,048	23,011	21,959

Net Realized and Unrealized Gains (Losses) on Investments
Net realized gains (losses) on investments	188	—	(20,718)	(317)
Net change in unrealized gains (losses) on investments	1,927	(6,029)	8,833	(6,121)
Net Realized and Unrealized Gains (Losses) on Investments	2,115	(6,029)	(11,885)	(6,438)

Net Increase in Net Assets Resulting from Operations	$6,945	$19	$11,126	$15,521

Basic and diluted net investment income per share	$0.30	$0.36	$1.42	$1.46
Basic and diluted net increase in net assets per share	$0.44	$—	$0.69	$1.03
Basic and diluted weighted average shares of common stock outstanding	15,961,592	16,574,508	16,160,043	15,041,088

Exhibit 99.1

WEIGHTED AVERAGE PORTFOLIO YIELD ON DEBT INVESTMENTS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

Weighted average portfolio yield on debt investments	13.7%	17.9%	14.4%	17.0%
Coupon income	10.4%	10.4%	10.4%	10.6%
Net amortization and accretion of premiums and discounts	0.8%	0.8%	0.8%	0.8%
Net accretion of end-of-term payments	2.5%	4.2%	2.5%	4.0%
Impact of prepayments	0.0%	2.5%	0.7%	1.6%

Weighted average portfolio yield on debt investments for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income	For the Three Months Ended December 31,		For the Years Ended December 31,
(dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net Investment Income	$ 4,830	$ 6,048	$ 23,011	$ 21,959
Capital gains incentive fee	—	(215)	—	(296)
Core Net Investment Income	$ 4,830	$ 5,833	$ 23,011	$ 21,663

Net Investment Income per Share	$ 0.30	$ 0.36	$ 1.42	$ 1.46
Capital gains incentive fee per share	—	(0.01)	—	(0.02)
Core Net Investment Income per Share	$ 0.30	$ 0.35	$ 1.42	$ 1.44

For the three months and year ended December 31, 2016, the Company had no accrued capital gains incentive fee and for the three months and year ended December 31, 2015, the Company recorded reversal of accrued capital gains incentive fee of $0.2 million and $0.3 million, respectively. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each applicable calendar year.

The actual capital gains incentive fee payable to the Company’s investment adviser is calculated and paid as of the end of each calendar year and is only based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.